Hondo Mineral Corporations 10-Q

EXHIBIT 95.1

MINE SAFETY DISCLOSURES

Mine Safety and Health Administration (MSHA) Safety Data

Hondo Mineral Corporations (the “Company”) U.S. mining operations are subject to regulations issued by MSHA under the U.S. Federal Mine Safety and Health Act of 1977 (the Mine Act). MSHA inspects our U.S. mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. Whenever MSHA issues a citation or order, it also generally proposes a civil penalty, or fine, related to the alleged violation. Citations or orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed. The number of citations, orders and proposed assessments varies depending on the size and type (underground or surface) of the mine, among other factors.

The following disclosures have been provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Act).

Mine Safety Data. Following provides additional information about references used in the table below to describe the categories of violations, orders or citations issued by MSHA under the Mine Act:

•	Section 104 S&S Citations: Citations issued by MSHA under Section 104(a) of the Mine Act for violations of health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

•	Section 104(b) Orders: Orders issued under Section 104(b) of the Mine Act, which represent a failure to abate a citation under Section 104(a) within the period prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.

•	Section 104(d) Citations and Orders: Citations and orders issued by MSHA under Section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards. These types of violations could significantly and substantially contribute to a serious injury; however, the conditions do not cause imminent danger (refer to discussion of imminent danger orders below).

•	Section 110(b)(2) Violations: Flagrant violations identified by MSHA under Section 110(b)(2) of the Mine Act. The term flagrant with respect to a violation is defined as “a reckless or repeated failure to make reasonable efforts to eliminate a known violation of a mandatory health or safety standard that substantially and proximately caused, or reasonably could have expected to cause, death or serious bodily injury.”

•	Section 107(a) Orders: Orders issued by MSHA under Section 107(a) of the Mine Act for situations in which MSHA determined an imminent danger existed. Orders issued under Section 107(a) of the Mine Act require the operator of the mine to cause all persons (except authorized persons) to be withdrawn from the mine until the imminent danger and the conditions that caused such imminent danger cease to exist.

The following table details the violations, citations and orders issued to us by MSHA through the period ended April 30, 2013:

Mine ID (#) and Mine Name	§104(a) Citations (total)	§ 104(a) S&S Citations (#)	C104(b) Orders (#)	§104(d) Citations & Orders	§110(b)(2) Violations (#)	§107(a) Orders (#)	Proposed Assessments ($)	Mining Related Fatalities (#)	Pattern of Violation Under §104(e) (yes/no)	Potential to Have Pattern of Violation Under §104(e) (yes/no)
02-03271[1] Tennessee Mine	19[2]	3	0	0	0	0	$19,823[3]	0	No	No

[1] MSHA assigns an identification number to each mine or operation and may or may not assign separate identification numbers to related facilities.

[2] For each and every of the nineteen (19) citations, the Company resolved the underlying violation within 24 hours of receiving each citation.

[3] Amount represents the total dollar value of proposed assessments received on or before April 30, 2013, for citations or orders issued by MSHA prior to or during the quarter ended April 30, 2013. This amount is merely a proposed penalty. Pursuant to 30 CFR 100.7, the Company must either pay the penalty, or notify MSHA that the Company contests the assessment and request a hearing on the violations in question before the Federal Mine Safety and Health Review Commission. As of the period end date, the Company has initiated its plans to conference regarding all proposed assessments citations.